Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-176222 and No. 333-185075 on Form S-8 of our report dated September 15, 2022 relating to the consolidated financial statements of IF Bancorp, Inc. and subsidiary as of June 30, 2022 and 2021 and for the years then ended appearing in this Annual Report on Form 10-K.

/s/ FORVIS, LLP
Decatur, Illinois
September 15, 2022